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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                               CASH SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


      Delaware                                                   87-0398535
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(State of Incorporation                                       (I.R.S. Employer
    or Organization)                                         Identification No.)


3201 West County Road 42, Suite 106, Burnsville, Minnesota              55306
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     (Address of Principal Executive Offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                      Name of each exchange on which
    to be so registered                      each class is to be registered

Common Stock, $.001 par value                   American Stock Exchange


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(g) of the Act: None

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Our Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of Common Stock, $.001 par value. As of December 31, 2003, 12,887,587 shares were issued and outstanding. The holders of our Common Stock:
(i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all the assets available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of Cash Systems; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. The holders of the Common Stock do not have cumulative voting rights. The holders of a majority of such outstanding shares voting for the election of directors can elect all of our directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the directors.


ITEM 2. EXHIBITS.

         See Exhibit Index immediately following signature page.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: January 5, 2004

                           CASH SYSTEMS, INC.


                           By  /s/ Craig Potts
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                              Craig Potts, Chief Executive Officer and President




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                               CASH SYSTEMS, INC.

                                  EXHIBIT INDEX
                                       TO
                                    FORM 8-A

Exhibit
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1.1      Specimen of Common Stock certificate

2.1      Amended and Restated Certificate of Incorporation of Registrant

2.2* Amended and Restated Bylaws of Registrant -- incorporated by reference to Exhibit 3 to Form 10-KSB for fiscal year ended December 31, 2002.

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* Incorporated by reference